                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.--)

Filed by the Registrant      |X|

Filed by a Party other than the Registrant
|_| Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, For Use of the Commission  Only
    (as permitted by Rule 14a-6(e)(2)
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11 or Rule 14a-12

                           ORLEANS HOMEBUILDERS, INC.
                       (formerly known as FPA Corporation)
                (Name of Registrant as Specified In Its Charter)
       -------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):
|X|     No Fee required.
|_|     Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

           (1)   Title of each class of securities to which transaction applies:

                 --------------------------------------------------------------
           (2)   Aggregate number of securities to which transaction applies:

                 --------------------------------------------------------------
           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
                 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

                 --------------------------------------------------------------
           (4)   Proposed maximum aggregate value of transaction:

                 --------------------------------------------------------------
           (5)   Total fee paid:

|_|      Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1)    Amount Previously Paid:

                 --------------------------------------------------------------
           (2)    Form, Schedule or Registration Statement no.:

                 --------------------------------------------------------------
           (3)    Filing Party:

                 --------------------------------------------------------------
           (4)    Date Filed:

                 --------------------------------------------------------------

                           ORLEANS HOMEBUILDERS, INC.
                           3333 Street Road, Suite 101
                          Bensalem, Pennsylvania 19020
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 2, 1999
                               ------------------

To the Stockholders of Orleans Homebuilders, Inc.:

         The Annual Meeting of Stockholders of Orleans Homebuilders, Inc. (the "Company") will be held on Thursday, December 2, 1999, at 11:00 a.m., Philadelphia time, at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, Pennsylvania (Conference Room
21D), for the following purposes:

         1.       Election of Directors; and

         2. Transaction of such other business as properly may be brought before the Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on October 22, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Meeting. Only stockholders of record on the transfer books of the Company at the close of business on that date are entitled to notice of and to vote at the Meeting.

         IT WILL BE APPRECIATED IF THOSE WHO DO NOT EXPECT TO ATTEND THE MEETING WILL MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. A PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, AND ANY STOCKHOLDER WHO IS PRESENT AT THE MEETING MAY WITHDRAW THE PROXY AND VOTE IN PERSON.

October 28, 1999                By Order of the Board of Directors
                                JOSEPH A. SANTANGELO,
                                Secretary-Treasurer and Chief Financial Officer

                           ORLEANS HOMEBUILDERS, INC.

                             Corporate Headquarters:

                           3333 Street Road, Suite 101
                          Bensalem, Pennsylvania 19020
                        Telephone Number: (215) 245-7500

                               -------------------

                                 PROXY STATEMENT
                               -------------------


                                     GENERAL

         This proxy statement is furnished to stockholders of Orleans Homebuilders, Inc. (the "Company") in connection with the solicitation, by order of the Board of Directors of the Company, of proxies for the Annual Meeting of Stockholders (the "Meeting") to be held on Thursday, December 2, 1999, at 11:00 a.m., Philadelphia time, at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, Pennsylvania, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the foregoing notice and the enclosed proxy are being sent to stockholders on or about October 28, 1999.

         The record date of stockholders entitled to notice of and to vote at the Meeting has been fixed as the close of business on October 22, 1999. The transfer books have not been and will not be closed. Only stockholders of record at the close of business on the record date shall be entitled to notice of and to vote at the Meeting.

         As of October 19, 1999, the Company had outstanding 11,357,893 shares of Common Stock, par value $.10 per share (the "Common Stock"), and 1,340,238 shares held in treasury, which are not eligible to be voted. Each share of outstanding Common Stock entitles the holder to one vote, without cumulation, on each matter to be voted upon at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote is necessary to constitute a quorum.

         The enclosed proxy is being solicited on behalf of the Board of Directors of the Company and any costs of solicitation will be borne by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, the proxy, this proxy statement and the Annual Report, which are herewith enclosed. The solicitation will be conducted principally by mail, although Directors, officers and regular employees of the Company may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to their principals, and the Company will reimburse such persons for their reasonable expenses in so doing.

         Shares of the Company's Common Stock represented by any unrevoked proxy in the enclosed form will be voted in accordance with the specifications made on such proxy, if it is properly executed and received prior to voting at the Meeting. Any properly executed proxy received on a timely basis on which no specification has been made by the stockholder will be voted (i) "FOR" the election as Directors of the nominees listed herein (or for such substitute nominees as may be nominated in the event the initial nominees become unavailable); and (ii) in the discretion of the Proxy Committee of the Board of Directors, upon all other matters requiring a vote of stockholders which may properly come before the Meeting and of which the Board of Directors was not aware a reasonable time before this solicitation.

         The Proxy Committee, selected by the Board of Directors, consists of Jeffrey P. Orleans, Chief Executive Officer and Chairman of the Board of Directors of the Company, and Benjamin D. Goldman, Vice Chairman of the Board of Directors of the Company. If the enclosed proxy is executed and returned, it may, nevertheless, be revoked at any time before it has been exercised upon written notice to the Secretary of the Company. The proxy shall be deemed revoked if a stockholder is present at the Meeting and elects to vote in person.

                        PROPOSAL 1. ELECTION OF DIRECTORS
                              NOMINEES FOR ELECTION

         The stockholders are being asked to elect seven Directors, who will comprise the entire Board of Directors of the Company, to serve for the ensuing year and until their successors are duly elected and qualified. The nominees constitute the current members of the Board of Directors, all of whom were previously elected by the stockholders. Assuming a quorum is present, the seven nominees receiving the highest number of votes cast at the Annual Meeting will be elected Directors. For such purposes, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in the election of directors.

         In the event that any nominee for Director should become unavailable, which event the Board of Directors does not anticipate, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the Board of Directors unless otherwise indicated by the stockholder on the proxy.

                                                                                                         Director
Name                                    Age          Present Position with the Company                    Since
----                                    ---          ---------------------------------                    -----

Sylvan M. Cohen(1)(3)(4)...........     85           Director                                            1965

Benjamin D. Goldman(5)(6)..........     53           Vice Chairman of the Board                          1992

Robert N. Goodman(2)...............     47           Director                                            1994

Andrew N. Heine(2).................     70           Director                                            1994

David Kaplan(2)(3)(4)..............     54           Director                                            1994

Lewis Katz(1)(3)(4)(5).............     57           Director                                            1987

Jeffrey P. Orleans(1)(5)(6)........     53           Chairman of the Board                               1983
                                                     and Chief Executive Officer

------------------

(1)  Member of the Executive Committee, of which Mr. Cohen is Chairman.

(2)  Member of the Audit Committee, of which Mr. Kaplan is Chairman.

(3)  Member of the Compensation Committee, of which Mr. Kaplan is Chairman.

(4) Member of the committee designated to administer the 1992 Plan (the "1992 Incentive Stock Option Committee"), of which Mr. Kaplan is Chairman.

(5) Member of the committee designated to administer the 1992 Stock Option Plan for Non-Employee Directors (the "1992 Director Option Plan Committee"), of which Mr. Orleans is Chairman.

(6) Member of the committee designated to administer the 1995 Plan (the "1995 Director Option Plan Committee").

Directors

         Jeffrey P. Orleans has served as Chairman of the Board and Chief Executive Officer of the Company since September 1986. From September 1986 to May 1992, he also served as President of the Company. In addition, Mr. Orleans is a general partner of Orleans Builders & Developers and served as the Chief Executive Officer and the sole shareholder of Orleans Construction Corp. ("OCC"), residential real estate developers, until its acquisition by the Company on October 22, 1993. Mr. Orleans is a Trustee of Pennsylvania Real Estate Investment Trust.

         Benjamin D. Goldman was elected Vice-Chairman of the Board in April 1998 and has been a Director of the Company since May 1992. From May 1992 until April 1998, he served as President and Chief Operating Officer of the Company.

         Sylvan M. Cohen has been a Director of the Company since 1965. Until October 1995, Mr. Cohen was a senior partner in the law firm of Cohen, Shapiro, Polisher, Shiekman and Cohen, Philadelphia, Pennsylvania, which prior to October 1995 served as counsel to the Company. In October 1995, Mr. Cohen became Of Counsel to the law firm of Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, which currently serves as counsel to the Company. Mr. Cohen is also Chairman of the Board of Trustees of Pennsylvania Real Estate Investment Trust and a Trustee of EQK Realty Investors I.

         Lewis Katz has been a Director of the Company since 1987. Since March 1998, he has been compensated by Resorts at Palm-Aire, Inc. , of which he and Mr. Orleans are each 50% shareholders. From 1972 to 1997, he was a partner in the law firm of Katz, Ettin, Levine, Kurzweil, Weber & Scialaeba, P.A., Cherry Hill, New Jersey, which has performed legal services for the Company in the past year, and he is now Of Counsel to such law firm. Mr. Katz is a Director of Central Parking System.

         Robert N. Goodman has been a Director of the Company since April 1994. For more than five years, he has served as President and Chief Operating Officer of Goodtab Corporation, Los Angeles, California, which is engaged principally in real estate and financial consulting on a nationwide basis. Mr. Goodman owns a controlling equity interest in JDT Consulting Group, the sole general partner of La Jolla Village Professional Center Associates, a California limited partnership (the "Partnership"). The Partnership filed for a petition under Chapter 11 of the federal bankruptcy code on April 23, 1996.

         Andrew N. Heine has been a Director of the Company since April 1994. For more than five years, Mr. Heine has been an attorney and private investor in New York, New York. Mr. Heine is a Director of Citizens Utilities Company.

         David Kaplan has been a Director of the Company since April 1994. Since 1996, Mr. Kaplan has been a principal in Autumn Hill Capital, Inc., a real estate advisory and investment banking firm and managing partner of Kingsbridge Partners LLC, a real estate investment firm. Prior to that time, he was a principal of Victor Capital Group, L.P., which engaged in real estate advisory services and investment banking.

Executive Officers

         In addition to Messrs. Orleans and Goldman, the following persons serve as executive officers of the Company:

         Michael T. Vesey, 40, was elected President and Chief Operating Officer of the Company on April 20, 1998. From July 1994 to April 1998, he was the Executive Vice President-Project Management of the Company. Prior to 1994, Mr. Vesey was responsible for project management of the Company's Pennsylvania communities.

         Joseph A. Santangelo, 45, is Chief Financial Officer, Treasurer and Secretary of the Company. He has held the position of Chief Financial Officer since July 1994, and he has been Treasurer of the Company since 1987.

         Michael Karmatz, 60, was elected Senior Vice President on September 24, 1998. Prior to that date and since February 1992, Mr. Karmatz was Senior Vice President of OCC, a subsidiary of the Company.

         Gary G. Schaal, 49, is Executive Vice President-Sales and Marketing of the Company. He has held that position since September, 1995. From July 1987 to November 1994, Mr. Schaal was a Senior Vice President of Scarborough Corporation and a Vice President of Scarborough Homes, Inc.

Committees and Meetings of the Board of Directors

         The Board of Directors held three meetings during the fiscal year ended June 30, 1999 ("Fiscal 1999"). The Company has standing Executive, Audit, Compensation, 1992 Incentive Stock Option, 1992 Director Option Plan and 1995 Director Option Plan Committees. The Board of Directors does not have a standing Nominating Committee. The functions of a nominating committee are carried on by the Board of Directors as a whole.

         The Executive Committee has and exercises the authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board. During Fiscal 1999, the Executive Committee acted by unanimous consent and held no formal meetings.

         The Audit Committee recommends the appointment of independent accountants, reviews with the independent accountants the adequacy of the system of internal accounting controls of the Company and discusses with management and the independent accountants the annual financial statements and principal accounting matters. During Fiscal 1999, the Audit Committee met once.

         The Compensation Committee reviews the general compensation arrangements and structure of the Company, reviews salaries and other compensation arrangements for the executive officers of the Company and makes recommendations concerning such compensation to the Board of Directors. The Compensation Committee held no formal meetings during Fiscal 1999.

         The 1992 Incentive Stock Option Committee administers the Company's 1992 Plan and awards grants thereunder. The 1992 Incentive Stock Option Committee held no formal meetings during Fiscal 1999.

         The 1992 Director Option Plan Committee awards options under the 1992 Director Option Plan. The 1992 Director Option Plan Committee held no formal meetings during Fiscal 1999.

         The 1995 Director Option Committee was established in February 1995 to administer the 1995 Plan. The 1995 Director Option Committee held no formal meetings in Fiscal 1999.

         During Fiscal 1999, Messrs. Cohen, Goldman and Orleans attended in person or by conference call at least 75% of the total number of meetings of the Board of Directors and Committees of the Board on which they served. Messrs. Goodman, Heine and Kaplan attended two of the three meetings of the Board of Directors held in such year, and Mr. Katz attended one of the three meetings of the Board of Directors held during Fiscal 1999.

Compensation of Directors

         Each Director who is not an employee of the Company is entitled to receive a basic fee of $6,000 annually for his service on the Board, plus an attendance fee of $1,500 for each Board meeting and $500 for each Committee meeting.

         Each Director of the Company who was not an employee of the Company or any affiliate of the Company and who had been a Director for at least three years as of January 4, 1993 (the "1992 Eligible Directors") was granted an option to purchase 25,000 shares of the Company's Common Stock under the 1992 Stock Option Plan for Non-Employee Directors (the "1992 Director Option Plan"). Under the 1992 Director Option Plan, shares subject to an option became eligible for purchase on a cumulative basis in equal installments of 6,250 shares each, beginning on August 19, 1994, the date stockholders approved the 1992 Director Option Plan, and on January 1 of each of the years 1994 through 1996, inclusive. Each option granted under the 1992 Director Option Plan expires 10 years from the date of the grant and is subject to earlier termination upon the occurrence of certain events, including under certain circumstances termination of service on the Board of Directors. Messrs. Cohen and Katz have received options for 25,000 shares each under the 1992 Director Option Plan.

         On February 27, 1995, the Board of Directors adopted, subject to stockholder approval, the 1995 Plan. Under the 1995 Plan, options for 25,000 shares of the Company's Common Stock were granted on February 28, 1995, subject to stockholder approval, to each Director who was not an employee of the Company or any affiliate of the Company or who was ineligible to participate in any other stock option plan of the Company on February 28, 1995. Options for 25,000 shares each were granted to Messrs. Goodman, Heine and Kaplan. Under the terms of the 1995 Plan, 6,250 shares of Common Stock became eligible for purchase on December 8, 1995, the date that the 1995 Plan was approved by the Company's stockholders, and on each of February 28, 1996, 1997 and 1998.

         On April 20, 1998, the Board of Directors adopted, subject to stockholder approval, amendments to the 1995 Plan. Under the amended 1995 Plan, options for 10,000 shares of the Company's Common Stock were granted to each Director who was not an employee of the Company or any affiliate of the Company and who is ineligible to receive grants under any other stock option plan of the Company in effect on that date. Options for 10,000 shares each were granted to Messrs. Cohen, Goodman, Heine, Kaplan and Katz. Under the terms of the 1995 Plan, 2,500 shares of Common Stock became eligible for purchase on December 11, 1998, the date that the amendments to the 1995 Plan were approved by the Company's stockholders, and on each of April 20, 1999, 2000 and 2001.

                                  OTHER MATTERS

         The Board of Directors is not aware at present of any other matters which will or may come before the Annual Meeting of Stockholders and which require a vote of the stockholders. If any such matter is properly brought before the meeting, the Proxy Committee will vote thereon in its discretion. You are urged to mark, sign and date your proxy and return it immediately.


                             ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports.

         Based on the Company's review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to the filing of reports on Form 3, 4 and 5, the Company believes that all filings required to be made by the reporting persons for Fiscal 1999 were made on a timely basis.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth as of the close of business on September 30, 1999, certain information with respect to the beneficial shareholdings of each director or nominee, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors as a group, as well as the holdings of each stockholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of the Company's shares of Common Stock, based upon Company records or Securities and Exchange Commission records. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated.



                                                                 Number of Shares        Percent
Name of Beneficial Owner                                        Beneficially Owned      of Class
------------------------                                        ------------------      --------
Jeffrey P. Orleans, Director and Executive Officer........         11,232,708(1)          73.1 %
  3333 Street Road, Suite 101
  Bensalem, PA  19020
Robert N. Goodman, Director .................................          45,000(2)             *
  11400 West Olympic Boulevard,   Suite 1560
  Los Angeles, CA  90064
Benjamin D. Goldman, Director Vice Chairman of the Board            1,163,008(3)           7.2
Lewis Katz, Director ........................................         484,000(4)           3.0
Sylvan M. Cohen, Director....................................          84,502(5)             *
Joseph A. Santangelo, Executive Officer......................          87,500(6)             *
Michael T. Vesey, President and Chief Operating Officer ....          271,250(7)           1.7
David Kaplan, Director ......................................          67,000(8)             *
Michael Karmatz, Senior Vice President.......................          35,400(9)             *
Gary Schaal, Executive Officer...............................          75,000(10)            *
Andrew N. Heine, Director ...................................          30,000(11)            *
All directors and executive officers
  as a group (11 persons) ...................................      13,594,399(12)         83.6


------------------

*    Less than 1% of the outstanding shares of Common Stock of the Company.
(1) The shares reflected include (a) 5,000 shares of 10,000 shares owned by a privately-held corporation, of which Mr. Orleans is a 50% stockholder, (b) 700 shares held as custodian for a minor son and minor daughter, (c) 2,000,000 shares issuable upon conversion of the Company's $3,000,000 Convertible Subordinated 7% Note, and (d) 2,000,000 shares issuable upon conversion of 100,000 shares of the Company's Series D Preferred Stock, which has a liquidation value of $3,000,000.
(2) The shares reflected consist of (a) 15,000 shares owned by Goodtab Corporation (of which Mr. Goodman is the sole shareholder), and (b) 30,000 shares issuable upon exercise of the vested portion of outstanding stock options.
(3) Includes (a) 450 shares held by Mr. Goldman's daughter (for which Mr. Goldman disclaims beneficial ownership), (b) 400,000 shares issuable upon exercise of the vested portion of outstanding stock options, and (c) 600,000 shares held in three separate trusts for the benefit of the children of Mr. Orleans, as to which Mr. Goldman is, in each case, sole trustee.
(4) The shares reflected include 30,000 shares issuable upon exercise of the vested portion of outstanding stock options.

(5) The shares reflected include (a) 5,000 shares of 10,000 shares owned by a privately-held corporation of which Mr. Cohen is a 50% shareholder, (b) 450 shares held by Mr. Cohen's sons (for which Mr. Cohen disclaims beneficial ownership), (c) 6,125 shares held by Mr. Cohen's wife (for which Mr. Cohen disclaims beneficial ownership), and (d) 30,000 shares issuable upon exercise of the vested portion of outstanding stock options.
(6) The shares reflected include 55,000 shares issuable upon the exercise of vested portion of outstanding stock options.
(7) The shares reflected include (a) 250 shares held as custodian for a minor daughter, and (b) 155,000 shares issuable upon exercise of the vested portion of outstanding stock options.
(8) The shares reflected include 30,000 shares issuable upon exercise of the vested portion of outstanding stock options.
(9) Includes (a) 14,000 shares held by Mr. Karmatz's wife (for which Mr. Karmatz disclaims beneficial ownership), and (b) 20,000 shares issuable upon exercise of the vested portion of outstanding stock options.
(10) Includes 50,000 shares issuable upon the exercise of the vested portion of outstanding stock options.
(11) Consists of 30,000 shares issuable upon exercise of the vested portion of outstanding stock option.

(12) The shares reflected consist of (a) 897,031 shares issuable upon exercise of the vested portion of outstanding stock options, and (b) 2,000,000 shares issuable upon conversion of the Company's $3,000,000 Convertible Subordinated 7% Note, and (c) 2,000,000 shares issuable upon conversion of 100,000 shares of the Company's Series D Preferred Stock, which has a liquidation value of $3,000,000.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

       The following table sets forth information as to all compensation paid by the Company for services in each of the Company's last three fiscal years ended June 30 to (i) the Company's Chief Executive Officer and (ii) the four most highly compensated officers other than the Chief Executive Officer who were serving as executive officers at the end of Fiscal 1999 and whose total annual salary and bonus exceeded $100,000 in Fiscal 1999 (together with the Chief Executive Officer, the "Named Executive Officers").


                                                                                                                   Long-Term
                                                                                                                 Compensation
                                                                                                                    Awards
                                                             Annual Compensation                                  -----------
                                                           ---------------------            Other Annual           Number of
Name and Principal Position           Fiscal Year          Salary             Bonus         Compensation          Securities
---------------------------           -----------          ------             -----         ------------
                                                                                                 *                Underlying
                                                                                                                  ----------
                                                                                                                    Options
Jeffrey P. Orleans                        1999            $ 300,000        $ 285,390           $3,333                 --
   Chairman and CEO                       1998              300,000           88,620            3,123                 --
                                          1997              300,000           59,100            2,375                 --

Benjamin D. Goldman                       1999              250,000          142,695            3,333                 --
   Vice Chairman of the Board             1998              250,000           59,080            1,722                 --
                                          1997              250,000           39,400            2,375                 --

Michael T. Vesey                          1999              200,000          142,695            3,174                 --
   President and Chief Operating          1998              178,845           30,000            2,888                40,000
        Officer                           1997              175,000           20,000            2,375               200,000

Gary G.  Schaal                           1999              125,000           95,130            2,129                 --
  Executive Vice President                1998              125,000           29,540            2,240                20,000
  Sales and Marketing                     1997              125,000           19,700            2,375                 --

Michael Karmatz                           1999              150,000            --**             2,750                  --
   Senior Vice President                  1998              150,000           15,000            2,324                20,000
                                          1997              150,000           11,000            2,000                  --



------------------

* In all cases, amounts contributed by the Company to a 401(k) (defined contribution) retirement plan.
** The amount of Mr. Karmatz' bonus, if any, has not yet been determined. The bonus award, if any, is at the discretion of the Chairman and Vice Chairman as described herein under Incentive Compensation Programs.

         On July 18, 1994, the Board of Directors, upon the favorable recommendation of the Compensation Committee, adopted a bonus compensation plan (the "Bonus Plan") to be applied in fiscal 1995 and thereafter. For a summary of the Bonus Plan (including recent amendments thereto) and certain awards made thereunder, see "Compensation Committee Report on Executive Compensation."

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

         The following table sets forth individual exercises of stock options during Fiscal 1999 and year-end values by the Named Executive Officers.


                                                              Number of Securities
                                                                   Underlying                    Value of Unexercised
                                                             Unexercised Options at              In-the-Money Options
                                                                June 30, 1999 (#)               at June 30, 1999 ($)(1)
                                                          -----------------------------      -----------------------------
                             Shares
                            Acquired          Value
         Name            on Exercise (#)  Realized ($)      Exercisable  Unexercisable       Exercisable       Unexercisable
----------------------  ---------------- ---------------  -------------  --------------  ------------------- -----------------
Jeffrey P. Orleans             --              --              --              --                --                 --
Benjamin D. Goldman            --              --            400,000           --             $450,000              --
Michael T. Vesey               --              --            145,000         190,000            42,500            $66,250
Michael Karmatz                --              --             20,000          10,000             6,875              6,875
Gary G. Schaal                 --              --             40,000          20,000            21,250             12,500
------------------

(1) In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The closing market price of the Company's Common Stock on June 30, 1999 was $1.875 per share.


Option/SAR Grants Table

Neither the Chief Executive Officer nor the other most highly compensated executed officers named in the "Summary Compensation Table" above, were granted stock options or stock appreciation rights during the fiscal year ended June 30, 1999.

Performance Graph

         The graph set forth below compares the yearly percentage change in the cumulative total stockholder return on the Common Stock of the Company during the five years ended June 30, 1999 with (i) the cumulative total return on the American Stock Exchange Index and (ii) the cumulative total return on a selected peer group consisting of six companies engaged in residential real estate development similar in scope and character or in reasonable geographic proximity to the Company's development activities: Continental Homes Holding Corp. (acquired in April 1998), Hovnanian Enterprises, Inc. (Class A), Oriole Homes Corp. (Class B), Calton Inc., Standard-Pacific Corp. and Toll Brothers, Inc. The comparison assumes $100 was invested on June 30, 1994 in the Company's Common Stock and in each of the foregoing indices and assumes the reinvestment of any dividends. The closing market price of the Company's Common Stock as of June 30, 1999 was $1.875.

         In the printed version of the documents, a line graph appears which depicts the following plot points:

 JUNE 1994    JUNE 1995    JUNE 1996    JUNE 1997    JUNE 1998   JUNE 1999
 ---------    ---------    ---------    ---------    ---------   ---------
    100         47.20        50.00        38.89       105.56        83.33
    100        117.95       136.01       146.80       170.08       188.16
    100        118.11       141.25       172.89       286.72       209.03

         During Fiscal 1999, Messrs. Cohen, Kaplan and Katz served on the Compensation Committee of the Board of Directors. Mr. Cohen is Of Counsel to Drinker Biddle & Reath LLP, counsel to the Company, and Mr. Katz is Of Counsel to Katz, Ettin, Levine, Kurzweil, Weber & Scialaeba, P.A., which has performed legal services for the Company in the past year. On July 18, 1994, the 1992 Incentive Stock Option Committee was reconstituted with Messrs. Cohen, Kaplan and Katz as its sole members.

         Mr. Cohen is Chairman of the Board of Trustees of Pennsylvania Real Estate Investment Trust ("PREIT"). Mr. Orleans also serves as a Trustee of PREIT. Mr. Katz receives a salary from Resorts at Palm- Aire, Inc., of which he and Mr. Orleans are each 50% shareholders.


                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION
Compensation Committee

         The Compensation Committee consists of Messrs. Cohen, Kaplan and Katz. The Committee is chaired by Mr. Kaplan and reviews and recommends salaries, bonuses and other forms of compensation for officers and key employees of the Company. On July 18, 1994, the members of the current Compensation Committee were appointed as the sole members of the 1992 Incentive Stock Option Committee.

Overview and Philosophy

         The Compensation Committee is mindful of the need to align the interests of management with the interests of the Company's stockholders. The establishment of the 1992 Plan was designed to permit the Company to attract and retain talented managers and motivate such managers to enhance profitability and stockholder returns. The Committee believes that the utilization of stock option plans serves the interests of the stockholders, especially by permitting the Company to preserve cash for other operational purposes. The Committee believes that the objectives of the stockholders will be best achieved by having a substantial portion of executive cash compensation tied to annual corporate earnings and by providing incentives to management through the use of stock options.

Senior Executive Officers' Compensation

         In Fiscal 1994, after approval by the Board of Directors and review of the matter by the Compensation Committee, it was determined that the compensation of the Company's Chief Executive Officer, Jeffrey P. Orleans, will be $300,000 and the salary of Benjamin D. Goldman, Vice Chairman of the Board, will be $250,000, each on an annualized basis. During Fiscal 1998, the salary of Mr. Vesey, President and Chief Operating Officer, was increased to $200,000 on an annualized basis. During Fiscal 1999, the Compensation Committee made no changes in the base salaries of any of the senior officers.

Other Executive Officers' Compensation

         The Compensation Committee has assumed responsibility for the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees, other than compensation under the Company's stock option plans. The amount and nature of the compensation received by the Company's executives in Fiscal 1999 was determined in accordance with the recommendations of the Chief Executive Officer. The executive compensation program consists of three major components: base salaries, potential for annual bonuses and stock options.

Base Salary

         The compensation to executive officers of the Company is generally in the low range of base salary amounts paid to comparable executive officers at similar companies included in the table under "Executive Compensation - Performance Graph." Increases in base salaries have been limited over the last several fiscal years and are adjusted based on the performance of an individual executive, increased responsibilities assumed by such executive, compensation trends in the real estate industry and general market compensation levels for comparable positions.

Incentive Compensation Programs

         The Compensation Committee believes that it is important for the Company to further align its executive officers and key employees with the stockholders' interests by establishing a direct link between executive pay and the Company's operating financial performance. Accordingly, on July 18, 1994, the Board of Directors, upon the favorable recommendation of the Compensation Committee, adopted a bonus compensation plan (the "Bonus Plan") to be applied in fiscal 1995 and thereafter, which, as amended by the Board of Directors on September 16, 1999, to be retroactive to July 1, 1998, is as follows:

         A total of eight percent (8%) of the Company's consolidated operating profits (before taxes and excluding nonrecurring items, income or loss arising from extraordinary items, discontinued operations, debt repurchase at a discount, and the amount of awards under the Bonus Plan ("Pre-Tax Profits"), if any) shall be allocated for award as bonus compensation. Three percent (3%) of the Pre-Tax Profits shall be awarded as an incentive to the Chairman and one and one-half percent (1.5%) of the Pre-Tax Profits shall be awarded to each of the Vice Chairman and President and Chief Operating Officer, respectively, provided each is in office at the end of the fiscal year, subject to certain exceptions. Two percent (2%) of the Pre-Tax Profits shall be allocated for award at the discretion of the Chairman in consultation with the Vice Chairman to other executive officers and key employees of the Company whose performance merits recognition under goals and policies established by the Board. Any award will be pro-rated for any eligible employee who has served less than the full year with the Company.

         For Fiscal 1999, the Board continued management performance goals which included continued growth in profitability, reduction of unproductive assets, acquisition and financing of new and existing assets, and improvements by management to reduce overhead and increase efficiency. With respect to Fiscal 1999, pursuant to the Bonus Plan, 3% of the Pre-Tax Profits were awarded to Mr. Orleans and 1.5% of the Pre-Tax Profits were awarded to each of Messrs. Goldman and Vesey, respectively. The remaining 2% of Pre-Tax Profits was awarded to the Company's other senior officers based upon their attainment of certain performance goals, except that Mr. Schaal was awarded 1% of the Pre-Tax Profits under a separate agreement with him.

1992 Incentive Stock Option Plan

         The 1992 Plan established by the Board of Directors is intended to align directly the interests of the Company's executives and the stockholders in the enhancement of stockholder value. The ultimate value, if any, received by option holders is directly tied to increases in the Company's stock price and, therefore, stock options serve to link closely the interests of management and stockholders by motivating executives to make decisions that will serve to increase the long-term return to the stockholders. Additionally, grants under the 1992 Plan include vesting and termination provisions which the Board believes will encourage option holders to remain employees of the Company. With respect to Fiscal 1999, the Board of Directors authorized the grant of options to three employees totaling 10,625 shares of Common Stock. Generally, options granted under the 1992 Plan have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, become exercisable in installments within a period of three years from the date of grant, and are contingent upon the grantee's continued employment. The number of shares for which options may be granted to an individual varies according to his or her job title, level of responsibility, and performance results.

         With respect to stock option awards granted in previous fiscal years, considerations of the 1992 Incentive Stock Option Plan Committee have included recognition of the Company's progress with respect to its restructuring and financing transactions, the fact that the Company has been engaged in several of these long-term transactions of substantial complexity extending over several years and the effect of continuing efforts to restore profitability by reducing overhead and increasing operating efficiency. The Company's success is considered to depend in large part on the sustained effort and commitment of management. The Board of Directors and Compensation Committee believe that option awards provide long-term incentive to focus managers on building profitability and stockholder value and, as a consequence, intend to continue to utilize option awards in the future.

Other Benefits

         The Company makes available health care benefits and a 401(k) plan for executive officers on terms generally available to all Company employees. The Board of Directors believes that such benefits are comparable to those offered by other real estate developers of similar size. The amount of perquisites as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed $50,000 or 10% of the salary of any executive officer in the last fiscal year.

         Respectfully submitted,

                  The Compensation Committee
                                    David Kaplan, Chairman
                                    Sylvan M. Cohen
                                    Lewis Katz


             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In connection with the Company's discretionary secured line of credit in the maximum principal amount of $6.6 million entered into in April, 1996, the Company and the lending bank agreed to enter into certain arrangements with Jeffrey P. Orleans, Chairman and Chief Executive Officer of the Company, relating to existing borrowings by the Company from Mr. Orleans. These arrangements included the deferral of payment to Mr. Orleans, until April 1, 2000, of an aggregate of $1.35 million due Mr. Orleans from the Company under the Company's Series A Variable Rate Notes and the Company's Series B Variable Rate Mortgage Notes, and the subordination to the bank of $3 million of advances by Mr. Orleans to the Company. During Fiscal 1999, the Company repaid the Series A and B Variable Rate Mortgage Notes due to Mr. Orleans.

         The Board appointed a Special Committee of non-employee directors to review and recommend the permanent terms of the aggregate $3 million in advances by Mr. Orleans to the Company and the terms of an additional $2 million to be advanced by Mr. Orleans to the Company. On July 9, 1996, after receiving the report of the Special Committee and a preliminary report from Howard, Lawson & Co., an investment banking firm, on the fairness of the proposed terms, the Board of Directors unanimously approved the proposed terms (Mr. Orleans abstaining), and delegated to the Special Committee the authority to approve the final documentation, subject to the receipt of a written opinion from Howard, Lawson & Co. as to the fairness of the proposed terms to the shareholders of the Company. In August 1996, after receipt of an opinion from Howard, Lawson & Co., to the effect that the proposed arrangements with Mr. Orleans relating to such advances were fair to the stockholders of the Company, other than Mr. Orleans, from a financial point of view, the Special Committee approved the documentation under which these advances would be made by Mr. Orleans to the Company.

         The $3 million advance by Mr. Orleans to the Company referred to above is evidenced by the Company's $3 million Convertible Subordinated 7% Note, due January 1, 2002 (the "Convertible Note"), issued pursuant to a note purchase agreement dated as of August 1, 1996, as amended and restated as of June 28, 1997. The Convertible Note provides for interest at 7% per annum and principal payments of $1 million on or before January 1 of each of 2000, 2001 and 2002. The Convertible Note contains commercially standard default and other provisions. The holder of the Convertible Note may convert all or any portion (in integral multiples of $1 million) of the principal amount of the Convertible Note into shares of the Company's Common Stock at a conversion price of $1.50 per share, subject to adjustment for splits, combinations, and other capital changes. The closing price of the Company's Common Stock on the American Stock Exchange on July 8, 1996, the date the Board of Directors approved the terms of the borrowing, was $1.125 per share.

         The Company also entered into a note purchase agreement, also dated as of August 1, 1996 and subsequently amended, with Mr. Orleans under which Mr. Orleans agreed to advance to the Company the $2 million referred to above against the Company's $2 million Variable Rate Note due December 31, 2000 (the "Variable Rate Note"). As of June 30, 1998, the Company had borrowed the entire $2 million under this agreement. The Variable Rate Note bears interest at 2% in excess of the prime rate of interest. During Fiscal 1999, the Company entered into an Exchange Agreement with Mr. Orleans under which Mr. Orleans exchanged the Variable Rate Note for shares of Series D Preferred Stock. See below for further discussion on this transaction.

         In December 1997, the Company purchased land from Mr. Orleans in exchange for a $500,000 Purchase Money Mortgage (the "PMM"). During Fiscal 1998, the Company repaid $200,000 of the PMM and began development of the land. The remaining balance of $300,000 will be repaid from the proceeds of units sold at this development. The PMM bears interest at 7% annually and is due no later than 60 months from the date of issuance.

         On March 27, 1998 and April 6, 1998, the Company issued to Mr. Orleans two demand notes in the aggregate principal amount of $1,000,000 (the "Demand Notes"). The Demand Notes were issued by the Company in consideration of a total of $1,000,000 advanced as loans by Mr. Orleans that enabled the Company to acquire land in Chester County, Pennsylvania. The Demand Notes bear interest, payable quarterly, at a rate two percent in excess of the prime rate. During Fiscal 1998, Mr. Orleans advanced to the Company an additional $1,496,000 to fund various land acquisitions. The $1,496,000 was advanced in exchange for five demand notes (the "Additional Demand Notes") and one revolving working capital note (the "Working Capital Note"). Interest on the Additional Demand Notes is at prime plus 2% and is payable quarterly. The Working Capital Note is for the initial principal amount of $750,000, is due on November 30, 1998 (but may be automatically renewed in one year increments annually) and bears interest payable monthly at the prime rate. During Fiscal 1999, the Company entered into an exchange agreement with Mr. Orleans to exchange a portion of the remaining Demand Notes. See below for further discussion on this transaction. The remaining Demand Notes, Additional Demand Notes and Working Capital Note were repaid in full during Fiscal 1999. The Company maintains the right to reborrow under the Working Capital Note.

         On April 20, 1998, the Board approved, subject to the receipt of a written opinion confirming the fairness of the transaction from an investment banking firm satisfactory to the Board, the exchange with Mr. Orleans of an aggregate of $3 million of indebtedness represented by the Variable Rate Note and the Demand Notes for shares of the Company's Series D Preferred Stock (the "Series D Preferred Stock"). On September 24, 1998, the Board received the written opinion of Howard, Lawson & Co. to the effect that the proposed exchange with Mr. Orleans was fair to the stockholders of the Company, other than Mr. Orleans, from a financial point of view. The Board then took final action to authorize the terms of the Series D Preferred Stock and the execution of an Exchange Agreement with Mr. Orleans. On October 20, 1998, the Company entered into an Exchange Agreement with Mr. Orleans under which Mr. Orleans exchanged the Variable Rate Note and the Demand Notes for 100,000 shares of Series D Preferred Stock.

         The 100,000 shares of Series D Preferred Stock were issued from the 500,000 shares of Preferred Stock authorized under the Company's Certificate of Incorporation. The Series D Preferred Stock has a liquidation value of $3,000,000, or $30.00 per share, and requires annual dividends of 7% of the liquidation value. The dividends are cumulative and payable quarterly. The Series D Preferred Stock is redeemable by the Company at any time after December 31, 2003, in whole or in part, at a cash redemption price equal to the liquidation value plus all accrued and unpaid dividends on such shares to the date of redemption. The Series D Preferred Stock is convertible into 2,000,000 shares of Common Stock at a conversion price of $1.50 per common share. The closing price of the Company's Common Stock on the American Stock Exchange on April 20, 1998 (the date of Board approval of the issuance of the Series D Preferred Stock) was $1.19.

         If Mr. Orleans were to convert the Convertible Note and the Series D Preferred Stock in full at its initial conversion prices of $1.50 per share, his beneficial ownership of the Company's Common Stock would increase by 4,000,000 shares, and his percentage ownership of the outstanding common stock of the Company, based on the number of shares of Common Stock outstanding on September 30, 1999, would increase from 63.7% to approximately 73.1%.

         During Fiscal 1999, the Company entered into a $4,000,000 unsecured line of credit agreement with Mr. Orleans. The agreement provides for an annual review by Mr. Orleans for a one-year extension and currently expires June 30, 2002, with annual interest at LIBOR plus 4% payable monthly. The total outstanding principal and interest is $650,000 at June 30, 1999.

         A. P. Orleans Insurance Agency Inc., of which Mr. Orleans is the sole shareholder, provided services to the Company in the placement of insurance during Fiscal 1999. The Company paid fees of approximately $24,000 for such services.

         During Fiscal 1999, Jeffrey P. Orleans purchased from the Company four
(4) multifamily housing units with an aggregate cash sales price of approximately $176,000. Such units are designated for occupancy by low income families under New Jersey regulations designed to assure available housing for families with various income levels. The selling prices for these homes to Mr. Orleans, which are determined by state statute, are the same as those which the Company would have received from sales of the units to unaffiliated third parties.

         In the opinion of the Board of Directors, all of the transactions described in "Certain Relationships and Related Transactions," insofar as they involve transactions by affiliates of the Company with the Company, are on terms that are comparable to, or not less favorable than, terms which would have been obtainable by the Company from unaffiliated third parties.

Relationship with Independent Public Accountants

         On September 13, 1999, Pricewaterhouse Coopers LLP, the Company's independent accountants (the "Former Accountants"), resigned from their engagement as principal accountants for the Company. The Former Accountants resigned due to a question about their independence under Securities and Exchange Commission ("SEC") regulations. The issue related to the fact that the sister of the President and Chief Operating Officer of the Company was employed by the Philadelphia office of the Former Accountants in its Health Care Consulting Practice. While not connected in any way to the audit of the Company under the rules of the SEC, her responsibilities would qualify her as a "manager" in the geographic office performing a substantial portion of the audit of the Company. Accordingly, the Former Accountants concluded that, under current SEC rules and interpretations, they were no longer independent with respect to the Company.

         The Former Accountants' reports on the two fiscal year ended June 30, 1998 and 1997, respectively, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two fiscal years ended June 30, 1998 and 1997 and through September 13, 1999, there have been no disagreements with the Former Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of the Former Accountants, would have caused them to make reference thereto in their reports on the financial statements for such years. During the two fiscal years ended June 30, 1998 and 1997 and through September 13, 1999, there were no "reportable events" as defined by Item 304(a)(1)(v) of Regulation S-K.

         On October 5, 1999, the Company engaged KPMG LLP ("KPMG") as its principal independent accountants to audit its financial statements. Neither the Company nor anyone on its behalf consulted KPMG during the Company's two most recent fiscal years or the subsequent interim period prior to the Company's engagement of KPMG.

         The decision to change accountants was approved by the Audit Committee of the Board of Directors and the Board of Directors of the Company.

         A meeting of the Audit Committee will be held during the year, at which time a recommendation will be made as to the selection of the Company's auditors for Fiscal 2000. Representatives of KPMG will be present at the 1999 Annual Meeting and they will be given an opportunity to make a statement if they desire to do so and will be available to respond to any appropriate questions from stockholders.

Deadline for Filing Stockholder Proposals for 1999 Annual Meeting

         Proposals which stockholders desire to have included in the Company's Proxy Statement for the Annual Meeting in 2000 pursuant to Exchange Act Rule 14a-5(e) must be received by the Company on or before June 30, 2000.

                           ANNUAL REPORT ON FORM 10-K

         THE COMPANY, UPON REQUEST, WILL FURNISH TO RECORD AND BENEFICIAL HOLDERS OF ITS COMMON STOCK, FREE OF CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT WITHOUT EXHIBITS) FOR FISCAL 1999. COPIES OF EXHIBITS TO THE FORM 10-K ALSO WILL BE FURNISHED UPON REQUEST AND THE PAYMENT OF A REASONABLE FEE. ALL REQUESTS SHOULD BE DIRECTED TO JOSEPH A. SANTANGELO, SECRETARY- TREASURER, AT THE OFFICES OF THE COMPANY SET FORTH ON PAGE ONE OF THIS PROXY STATEMENT.


October 28, 1999                            By Order of the Board of Directors

                                               JOSEPH A. SANTANGELO,
                                               Secretary-Treasurer

                                 REVOCABLE PROXY
                           ORLEANS HOMEBUILDERS, INC.

        PLEASE MARK VOTES
        AS IN THIS EXAMPLE

                         ANNUAL MEETING OF STOCKHOLDERS
                           THURSDAY, DECEMBER 2, 1999
                  Solicited on behalf of the Board of Directors

  The undersigned hereby appoints Jeffrey P. Orleans and Benjamin D. Goldman as proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all the Common Stock of Orleans Homebuilders, Inc. held of record by the undersigned on the close of business on October 22, 1999 at the Annual Meeting of Stockholders to be held on Thursday, December 2, 1999 or at any adjournment thereof.

1. ELECTION OF DIRECTORS

   Sylvan M. Cohen,
   Benjamin D. Goldman, Robert N. Goodman, Andrew N. Heine,
   David Kaplan, Lewis Katz and Jeffrey P. Orleans



INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.
--------------------------------------------------------------------------------




2. In their discretion, the Proxies are authorized, to the extent permitted by the rules of the Securities and Exchange Commission, to vote upon such other business as may properly come before the meeting or any adjournment.

                         Please be sure to sign and date
                          this Proxy in the box below.

                         Date

                             Stockholder sign above

                          Co-holder (if any) sign above

    Detach above card, sign, date and mail in postage paid envelope provided.

                           ORLEANS HOMEBUILDERS, INC.
            3333 Street Road, Suite 101, Bensalem, Pennsylvania 19020

                               PLEASE ACT PROMPTLY
                    SIGN, DATE AND MAIL YOUR PROXY CARD TODAY



  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE ABOVE SIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES LISTED FOR ELECTION AS DIRECTORS AND IN ACCORDANCE WITH THE PROXIES' BEST JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

  The above signed acknowledges receipt from the Company prior to the execution of this Proxy, of a notice of the Annual Meeting of Stockholders, a Proxy Statement and an Annual Report to Stockholders.

  Please sign exactly as your name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.